CENTRAL VALLEY COMMUNITY BANCORP

September 7, 2021

James Ford

Re.:    Retirement and CEO Transition

Dear Jim:

You have announced your intent to step down as President and Chief Executive Officer of Central Valley Community Bancorp (“Bancorp”) and Central Valley Community Bank (“Bank”) effective November 1, 2021 (“Transition Date”), and your intent to retire from employment with Bancorp and the Bank effective April 1, 2022 (“Retirement Date”). You have also tendered your resignation from the Board of Directors of Bancorp and the Bank, effective on the Transition Date. In light of your announcement, Bancorp and the Bank have hired James Kim to be their new President and Chief Executive Officer, effective on the Transition Date. This letter agreement will confirm the terms and conditions of your continued service to the Bank between the Transition Date and the Retirement Date (the “Transition Period”).

1.Continued Employment. Effective on the Transition Date, you will cease to serve as the Bank’s President and Chief Executive Officer, and will cease to serve on the Board of Directors of Bancorp and the Bank. During the Transition Period, you shall continue to serve as a non-executive employee of the Bank to assist in the transition of duties to James Kim and to provide such other advisory services as may reasonably be requested by the Bank, which services may be provided remotely. You and the Bank agree that the services to be provided by you during the Transition Period are expected to exceed more than 50% of the average level of services performed by you for the Bank over the immediately preceding 36-month period.

2.Compensation and Benefits. During the Transition Period you will (i) continue to receive your current annual base salary, country club membership and automobile allowance; (ii) remain eligible to participate in the Bank’s employee benefit plans as in effect from time to time, subject to their terms and conditions; and (iii) accrue vacation at your current rate. You will also be eligible to receive your incentive bonus for performance in 2021, which amount shall be paid at the same time that other 2021 incentive bonuses are paid to the Bank’s executives, but in no event later than March 15, 2022.

3.Accelerated Vesting of Restricted Stock. Your restricted stock awards shall continue to be governed by the agreements and plans governing such awards. Notwithstanding the foregoing, and provided you are not terminated for Cause, as defined in your employment agreement with the Bank dated January 23, 2014 (“ Employment Agreement”), all unvested restricted stock which would have vested if you remained employed by the Bank through May 19, 2022, shall immediately vest on your Retirement Date.

4.Employment Agreement. Except as otherwise modified herein, the terms of your employment and post-employment obligations shall continue to be governed by the terms of your Employment Agreement. Nothing in this letter agreement confers upon you any right to continued employment or other service with the Bank or interferes in any way with the at-will nature of your employment.

5.Code Section 409A. This letter agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the interpretative guidance thereunder (“Section 409A”), and shall be administered accordingly. If any provision of this letter agreement needs to be revised to satisfy the requirements of Section 409A, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements, and any such modification will attempt to maintain the same economic results as were intended under this letter agreement.

Please indicate your acknowledgement and acceptance of, and agreement to, the terms and conditions of this letter agreement by signing in the space indicated below and returning one signed copy to me.

Sincerely,

/s/ Daniel J. Doyle
Daniel J. Doyle
Chairman of the Board

ACCEPTANCE
I accept and agree to the terms and conditions of this letter agreement:

/s/ James M. Ford
James M. Ford
Date:      September 7, 2021

2